 Exhibit 5.2
NONCOMPETITION, NONSOLICITATION AND NONDISCLOSURE AGREEMENT

THIS NONCOMPETITION, NONSOLICITATION AND NONDISCLOSURE AGREEMENT (this "Agreement''), dated as of June 7, 2103, is made by and between GrowLife, Inc., a Delaware corporation (the "Company"), and Robert Edmonds Hunt (''Hunt") a natural person.

RECITALS

A. Hunt ("Seller") managed, operated and owned a controlling interest in several bricks and mortar and online retail gardening stores in Colorado, Massachusetts and Maine.

B. Pursuant to that certain Asset Purchase Agreement (the "Purchase Agreement"), dated as of June 7. 2013, by and among the Company and Hunt the Company is acquiring all of Seller's prior assets and rights required to conduct the retail businesses currently operated by Seller (the " Business").

C.                                Hunt, except as otherwise set forth in the Purchase Agreement owned  a controlling right title, and interest in the assets and prope11ies of the  Business prior to the consummation of the transactions contemplated by the Purchase Agreement.

D. The Company  would  not  be willing to consummate the transactions  contemplated by the Purchase Agreement  unless Hunt agreed to be bound  by the terms of this Agreement  to protect  the  goodwill  of the   Business.

E. In order to induce the Company to consummate the transactions contemplated by the Purchase Agreement Hunt has agreed to execute and deliver this Agreement to the Company.

AGREEMENT

NOW, THEREFORE in consideration of the value of the goodwill included in the purchase price contemplated by the Purchase Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. Capitalized terms not expressly defined in this Agreement shall have the meanings ascribed to them in the Purchase Agreement.

2. Term: Termination; and Effect of Termination.

(a) Term.  The term of this Agreement shall be for the period commencing on the date of this Agreement and ending on the longer of (i) five (5) years after the date of this Agreement or (ii) two (2) years after the termination of any employment of Hunt  with the Company  (the "Term").

(b) Termination.  This Agreement shall terminate and, subject to applicable notice and cure periods, upon the occurrence of an Event of Default (as defined in that certain Security Agreement of even date herewith by and among the Company and Hunt).

(c) Effect of Termination.  On the expiration or termination of this Agreement. this Agreement shall no longer be of any force and effect, except that this Agreement shall remain in full force and effect with respect to the covenants and obligations of Hunt contained in Section 6 below subject to the terms and conditions contained in such Section.

3. Consideration.  Hunt acknowledges that this Agreement is entered into in consideration of the Company's purchase of assets of Seller pursuant to the Purchase Agreement and that the benefits to Seller accruing from the consummation of such purchase of assets constitutes sufficient consideration for Hunt’s covenants contained in this Agreement.

4. Noncompetition.

(a) Noncompetition.  During the Term Hunt shall not, directly or indirectly, engage or invest in, own, manage, operate. finance, control or participate in the ownership, management operation, financing or control of be employed by , associated with or in any manner connected with,  or guarantee any obligation of or lease or sell any personal or real property to, any Person (as defined below) engaged in or planning to become engaged in the selling of retail or wholesale hydroponics or any other business whose products or activities compete in whole or in pai1with the business of Growlife Hydroponics, Inc. in which the Assets were used prior to the Closing or may be used thereafter (each. a "Competitive Business") anywhere within the State of California, Colorado, Maine, New Hampshire or Massachusetts or within a 50-mile radius of any other location where the Business  was conducted: provided however. that Hunt may purchase or otherwise acquire an amol.mt not to exceed three percent (3%) of any class of securities of any Person (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under the Securities Exchange Act of 1934, as amended.  Hunt agrees that this covenant is reasonable with respect to its duration, geographical area and scope.

As used herein, "Person" shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust a joint stock company, a joint venture, an unincorporated organization or any federal, state, county, city, municipal or other local or foreign government or any subdivision authority, commission,  board, bureau, court, administrative panel or other instrumentality thereof.

(b) Extension of Term. In the event of a breach by Hunt of any covenant set forth in this Section, without limiting the availability of any other remedy, the term of such covenant will be extended by the period of the duration of such breach.

5. Nonsolicitation.

(a) Nonsolicitation of Employees.   During the Term, Hunt shall not, directly or indirectly, on his own behalf or on behalf of any other Person solicit, or attempt to solicit. persuade, influence, or induce, or assist any other Person in so soliciting, persuading, influencing or inducing, or hire, any employee, agent or contractor of the Company to leave the employ of or cease providing services to the Company, or to accept any other employment or position unless (in each case prior to any such inducement or attempted inducement) such employee is no longer employed by the Company or has given written notice of his or her intention to terminate employment with the Company resulting in his or her termination of employment with the Company.   Hunt agrees that this covenant is reasonable with respect to its duration and scope.   Hunt acknowledges that the purpose of this covenant is to enable the Company to maintain a stable workforce in order to remain in business and that it would disrupt damage, impair and interfere with the business of the Company if Hunt were to engage in such solicitation.

(b)           Nondisclosure.  During the Term, or at any time thereafter. Hunt shall not, except to the extent (i) authorized by the prior written consent of the Company, or (ii) required by law or any legal process, directly or indirectly use or exploit, disseminate, disclose, or divulge to any Person any Confidential Information. In the event of a breach or threatened breach by Hunt of this Section 6(b, the Company shall be entitled to injunctive relief as well as other applicable remedies at law or in equity available to the Company against Hunt or others. Without 1imiting the generality of the foregoing. Hunt acknowledges and agrees that all of the Confidential Information is a trade secret under the Uniform Trade Secrets Act as in effect in the states of California and Delaware and derives independent economic value, actual or potent from not being generally known to the public or other Persons which can obtain economic value from its disclosure or use and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy, the applicable provisions of this Agreement being an example of such efforts.

(c) Extension of Term.  In the event of a breach by Hunt of any covenant set forth in this Section, without limiting the availability of any other remedy. The term of such covenant will be extended by the period of the duration of such breach.

6. Nondisclosure.

(a) Confidential Information.  Hunt acknowledges that he has had and will continue to have in connection with the conduct of the Business, access and exposure to trade secrets and confidential information in written, oral, electronic and other form regarding the businesses, operations, equipment, products and employees of the  Business and the  Company (“Confidential Information"), including. without limitation: (i) the identities of customers and key accounts and potential customers and key accounts; (ii) any and all trade secrets concerning the business and affairs of the Online Business; (iii) any and all information concerning the business and affairs of the Online Business (which includes historical financial statements., financial projections and budgets, historical and projected sales. capital spending budgets and plans, the names and backgrounds of key personnel, contractors, agents, suppliers and potential suppliers. personnel training and techniques and materials. and purchasing. methods and techniques, however documented): and (iv) any and all notes  analysis, compilations, studies, summaries and other material prepared in connection with the Business containing or based, in whole or in part, upon any information included in the foregoing. Notwithstanding the foregoing, ''Confidential Information”  does not include any information that (a) was in the public domain at the time Hunt learned of such information (b) is in the public domain at the time of communication by  Hunt through no fault of  Hunt; (c) is or becomes available to  Hunt on a non-confidential basis from a source not known by  Hunt to be prohibited from disclosing such information by a legal or fiduciary obligation: (d) is publicly disclosed with the prior written consent of the Company; or (e) is related, directly or indirectly to the assets excluded from the Company's  purchase  of  Seller's assets as set forth  in Section  l(b) of the  Purchase  Agreement.

(b) Nondisclosure.  During the Term, or at any time thereafter. Hunt shall not, except to the extent (i) authorized by the prior written consent of the Company, or (ii) required by law or any legal process, directly or indirectly use or exploit, disseminate, disclose, or divulge to any Person any Confidential Information. In the event of a breach or threatened breach by Hunt of this Section 6(b, the Company shall be entitled to injunctive relief as well as other applicable remedies at law or in equity available to the Company against Hunt or others. Without 1imiting the generality of the foregoing. Hunt acknowledges and agrees that all of the Confidential Information is a trade secret under the Uniform Trade Secrets Act as in effect in the states of California and Delaware and derives independent economic value, actual or potent from not being generally known to the public or other Persons which can obtain economic value from its disclosure or use and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy, the applicable provisions of this Agreement being an example of such efforts.

7. Specific Performance.   Hunt acknowledges and agrees that (i) any breach of the restrictive covenants set forth in Sections 4, 5, or 6 above will result in damage to the Company, for which there may be no adequate remedy at law, and (ii), in the event a court of competent jurisdiction determines Hunt has committed a breach of any of the restrictive covenants set forth in Sections 4. 5, or 6 above, Hunt consents to an injunction in favor of the Company enjoining any breach of such covenant by any court of competent jurisdiction.

8. Modification.   If any provision of Sections 4 5, or 6 above of this Agreement or the application of any such provision to any Person or circumstance shall be determined by any cotu1of competent jurisdiction  to be unenforceable by reason of its being extended for too great a period of time or too large a geographic area or over too great a range of activities, it should be interpreted to extend only over the maximum period of time, geographic area, or range of activities as to which such court would find it enforceable and such determination of unenforceability will not affect any other provision of this Agreement.

9. Waiver.  Failure by the Company to insist upon strict compliance with any of the terms, covenant, or conditions of this Agreement shall not be deemed to be a waiver of such term, covenant, or condition nor shall any relinquishment of any right or power under this Agreement by the Company at any one or more times be deemed a waiver or relinquishment of such right or power by the Company at any other time or times.

10. Miscellaneous.

(a) Notice.  All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by continued facsimile if sent during normal business hours of the recipient and if not so confirmed, then on the next business day, (iii) five (5) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) business day after deposit with a nationally recognized overnight courier specifying next day delivery, with written verification of receipt.  All communications shall be sent to the respective parties at their facsimile number or address as set forth or to such facsimile number or address as subsequently modified by written notice given in accordance with this Section:

If to Hunt:

Robert Hunt

If to the Company:

Growlife Hydroponics, LLC 20259 Ventura Boulevard Woodland Hills, CA  91364 Attn:  CEO - Growlife. Inc.

(b) Time of Essence.  Time is of the essence with respect to the terms, covenants, and conditions contained herein.

(c) Entire Agreement. This Agreement, including any other agreements, exhibits and schedules to be entered into in connection with the transactions contemplated hereby and specifically referenced in this Agreement, constitutes and embodies the entire understanding and agreement of the parties hereto relating to the subject matter hereof and supersedes all prior agreements or understandings of the patties hereto, whether written or oral.

(d) Construction. Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party. Every exhibit, schedule, attachment, or other appendix attached to this Agreement and referred to herein shall constitute a part of this Agreement and is hereby incorporated herein by reference. Any reference to any federal, state, local, or foreign statue or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  Unless the context clearly requires otherwise, (i) plural and singular numbers will each be construed to include the other (ii) the masculine, feminine, and neuter genders will each be construed to include the others: (iii) "shall," "will," "must," "agree." and ''covenants" are each mandatory (iv) ''may" is permissive: (v) "or" is not exclusive; and (vi) "includes" and "including" are not limiting.

(e) Amendments.  Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of all of the parties.

(f) Waivers. No failure on the part of a party hereto or any of its agents to exercise, and no course of dealing with respect to, and no delay in exercising, any right, power or remedy hereunder shall constitute a waiver thereof and the waiver by any party of any right or remedy wider this Agreement on any one occasion shall not be deemed a waiver of such right or remedy on any subsequent occasion.

(g) Successors and Assigns.  Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties and their respective heirs, executors, administrators, legal representatives’ successors, and assigns.

(h) Assignment. No party may assign or delegate any rights or obligations under this Agreement without the prior written consent of the other party. Any assignment or purported assignment in violation of this Agreement shall be null and void.

(i) Headings. The titles and subtitles used in this Agreement are used for convenience only and shall not be considered in construing or interpreting this Agreement.

G) Governing Law: Venue. This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be perforu1ed entirely within California.  The pai1ies consent to the exclusive jurisdiction and venue of federal and state courts in the county of Los Angeles in the State of California.

(k) Cumulative Remedies. The rights and remedies of a party available under this Agreement or otherwise available are cumulative and may be exercised singularly or concurrently, and the exercise of any one or more remedy shall not constitute a waiver of any other available remedy. No act, delay, omission, or course of dealing between the parties hereto shall be constitute a waiver of a party’s rights or remedies available under this Agreement.

(l) Attorneys’ Fees.  If any legal action or other proceeding including arbitration or action for declaratory relief is brought for the enforcement of this Agreement or because of an alleged dispute, breach, default, or misrepresentation in connection with this Agreement, the
Prevailing Party (as defined below) shall be entitled to recover reasonable attorneys' fees and otl1er costs, in addition to any other relief to which the party may be entitled. As used in this Agreement, "Prevailing Party” shall include without limitation: (i) the party who dismisses an action in exchange for sums allegedly due; (ii) the party who receives performance from the other party of an alleged breach of covenant of a desired remedy where that is substantially equal to the relief sought in an action: or (iii) the party determined to be the prevailing party by a court of law or arbitrator.

(m) Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be or become prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(n) Counterparts and Signature Pages. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Noncompetition, Nonsolicitation, and Nondisclosure Agreement effective as of the date first set forth above.

HUNT:

/s/ Robert Hunt
Robert Hunt

COMPANY:

GROWLIFE, INC.,
a Delaware corporation
By: /s/ Sterling Scott
Sterling C. Scott, CEO